EXHIBIT (c)(1)
STRICTLY CONFIDENTIAL Project Rudy Presentation to Special Committee September 19, 2010

Disclaimer The accompanying material was compiled on a confidential basis for use solely by the Special Committee of the Board of Directors of Rudy (the “Company”) in evaluating the proposed transaction described therein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to the transaction. This material was prepared for a specific use by specific persons and was not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past, the present or the future. UBS Securities LLC (“UBS”) undertakes no obligation to update or revise the accompanying material. It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by UBS of responsibility for any independent verification thereof. Accordingly, neither UBS nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such estimates, valuations and/or projections. Actual results may vary from such estimates, valuations and/or projections and such variations may be material. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS.

Table of Contents SECTION 1 Situation & Process Overview SECTION 2 Financial Analysis

SECTION 1 Situation & Process Overview

Situation Overview Battery Ventures (“Battery”) submitted a written proposal for Rudy on March 12, 2010 at $1.45 / share – in January 2010, Battery signed a non-disclosure agreement, and was provided certain confidential information about Rudy Rudy formed a Special Committee of the Board of Directors (the “Special Committee”) shortly thereafter to evaluate strategic alternatives for Rudy – Subsequently, UBS was retained by the Special Committee to help evaluate strategic alternatives for Rudy UBS commenced a sell-side process in April 2010 and approached 36 potential buyers The Special Committee granted Battery exclusivity on August 20, 2010 based on a definitive proposal at $1.60/share

Process Overview Management Indications Detailed Definitive Buyers Contacted Presentations of Interest Diligence [1] Proposals 2 4/26/2010 – 5/3/2010 5/10/10 – 6/10/10 6/15/10 6/15/10 – 8/13/10 8/13/10 19 Strategic 7 Strategic 3 Strategic 1 Strategic Battery Ventures 17 Financial [1] 8 Financial [1] 7 Financial [1] 2 Financial [1] TOTAL 36 15 10 3 1 Notes: 1 Includes Battery Ventures, which has conducted due diligence at various times beginning in January 2010 2 A strategic buyer submitted a letter dated August 13, 2010, in response to a solicitation to the three remaining bidders for submission of definitive binding proposals as of that date, indicating a desire to continue conducting due diligence for an additional six weeks, and provided a non-binding indication of interest range of approximately $1.57 – $1.73 per share, which was 21% – 30% lower than the range proposed in its initial non-binding indication of interest letter dated June 15, 2010

Summary of Battery Ventures Offer Purchase $1.60 per share Price – Represents 23.6x CY2010E EBITDA and 20.1x CY2011E EBITDA Structure Statutory merger All cash No financing contingency Financing Should debt be unavailable, Battery will fund the entire transaction from equity – Battery Ventures VIII fund with committed capital in excess of $1billion Bob Chen (Chairman, President and CEO) and Peter Hsi (CTO) will roll over a substantial portion of their current Management Rudy equity into the new entity controlled by Battery Participation – Bob Chen and Peter Hsi will own approximately 30% of the pro forma company – Bob Chen and Peter His will sign voting agreements in connection with the transaction Not contingent on resolution of the ongoing FCPA and related investigation Other Source: Battery Ventures Offer Letter – Rudy expects to settle the matter with the DOJ and SEC in September / October 2010 Source: Battery Ventures revised offer letter dated August 20, 2010 and draft Agreement and Plan of Merger dated September 7, 2010

LTM Stock Price Performance Rudy’s stock has demonstrated significant volatility over the past year Share Prem/ (Disc) Premium of Premium of Price of 9/17/10 Initial Offer Final Offer ($ ) Price (%) (%) (%) Closing Price (9/17/10) 1.04 0.0 39.4 53.8 52 Week High 1.30 (20.0) 11.5 23.1 52 Week Low 0.65 60.0 123.1 146.2 6 Month Average 0.80 30.8 82.3 101.2 ($mm, except where noted) Current Initial Offer Final Offer Share Price ($) 1.04 1.45 1.60 Diluted Shares (mm) 59.4 60.2 60.5 Equity Value 62 87 97 Plus: Debt 1 6 6 6 Plus: Minority Interest 1 4 4 4 Less: Cash 1 (19) (19) (19) Enterprise Value 53 78 88 Source: FactSet as of 9/17/10 Volume Rudy NASDAQ Composite AMEX Composite

Relative Share Price Performance Source: FactSet as of 9/17/10 Note: 1 Peers include Dräger, FARO Technologies, Halma, II-VI, Measurement Specialties, Mine Safety Appliances and Spectris (equal-weighted)

SECTION 2 Financial Analysis

Key Assumptions for Management Projections Rudy remains a public company Organic growth – No M&A, no infusion of capital, no alternative business model, no disposal of business units (i.e. Fushun) Significant reduction in G&A – Conclusion and settlement of FCPA investigation, with a cash payment of $3.5 million in Q3 2010 (accrual made in Q3 2009) – Consolidation of KLH and Shanghai administrative functions KLH and Shanghai manufacturing consolidation begins in 2010 Tight credit markets in China and the U.S. through 2011 Slow and uncertain economic growth, particularly in certain markets served through 2011 – Europe, i.e. Greece – Long-term devaluation of the Euro Middle East growth – expansion of down-stream products, i.e. petrochemicals Renewed world-wide economic growth in 2012 Effective tax rate of 12% for 2011, of 28% for 2012 – 2014 (effective rates reflect implicit NOL usage and expiration) Source: Rudy Management

Historical Financial Summary

($ in millions, unless noted)	2004	2005	2006	2007	2008	2009	CAGR 04 – 08	CAGR 04 – 09
	Actual Fiscal Year Ended December 31,							
Revenue	45.8	60.3	67.7	90.8	95.4	83.2	20.1%	12.7%
Less: COGS	(18.5)	(24.7)	(32.2)	(44.4)	(47.2)	(42.2)		
Gross Profit	27.3	35.6	35.5	46.4	48.2	41.0	15.3%	8.5%
Less: Sales & Marketing Expense	(11.0)	(16.8)	(19.0)	(25.4)	(21.4)	(18.8)		
Less: Research & Development Expense	(4.3)	(5.4)	(6.1)	(8.0)	(6.7)	(6.4)		
Less: General & Administrative Expense [2]	(8.2)	(12.9)	(13.3)	(17.8)	(22.9)	(23.1)		
Total Operating Expenses	(23.5)	(35.2)	(38.4)	(51.2)	(51.0)	(48.3)		
EBIT [1]	**3.7**	**0.4**	**(2.9)**	**(4.8)**	**(2.7)**	**(7.3)**		
Plus: Depreciation & Amortization	1.0	2.1	3.2	3.7	3.3	3.2		
EBITDA	**4.7**	**2.6**	**0.3**	**(1.1)**	**0.6**	**(4.1)**		
Plus: FCPA Accrual Charge [2]	–	–	–	–	–	3.5		
Adjusted EBITDA	**4.7**	**2.6**	**0.3**	**(1.1)**	**0.6**	**(0.6)**		
Capital Expenditures	(9.3)	(4.9)	(2.2)	(4.0)	(3.5)	(3.0)		
Growth Rates & Margins								
Revenue Growth	46.2%	31.7%	12.3%	34.1%	5.0%	(12.8%)		
Gross Margin	59.5%	59.0%	52.5%	51.1%	50.5%	49.3%		
Sales & Marketing as % of Revenue	24.1%	27.9%	28.0%	28.0%	22.5%	22.6%		
Research & Development as % of Revenue	9.4%	9.0%	9.0%	8.8%	7.0%	7.6%		
General & Administrative as % of Revenue	17.9%	21.4%	19.7%	19.6%	24.0%	27.8%		
EBIT Margin	8.1%	0.7%	(4.2%)	(5.2%)	(2.9%)	(8.8%)		
EBITDA Margin	10.3%	4.3%	0.5%	(1.2%)	0.6%	(4.9%)		
Adjusted EBITDA Margin	10.3%	4.3%	0.5%	(1.2%)	0.6%	(0.7%)		

Source: Company Filings

Notes:

1 Historical financials do not include nonrecurring items of ($2.0mm) and $0.6mm of lease abandonment in 2005 and 2007, respectively, and ($3.3mm) of goodwill impairment in 2008

2 Adjustment for FCPA accrual charge of $3.5mm included in 2009 G&A

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Projected Financial Summary Projected financials provided by management Actual Projected Fiscal Year Ending December 31, CAGR ($ in millions, unless noted) 2009 2010 2011 2012 2013 2014 09 – 14 Revenue 83.2 85.2 92.1 100.8 110.3 120.9 7.8% Less: COGS (42.2) (38.3) (46.0) (50.4) (55.3) (60.8) Gross Profit 41.0 46.9 46.1 50.4 55.0 60.1 8.0% Less: Sales & Marketing Expense (18.8) (20.2) (22.1) (23.5) (24.3) (25.6) Less: Research & Development Expense (6.4) (7.6) (7.8) (8.0) (8.1) (8.5) Less: General & Administrative Expense 2 (23.1) (18.4) (15.0) (14.9) (14.9) (15.3) Total Operating Expenses (48.3) (46.2) (44.9) (46.3) (47.4) (49.5) EBIT (7.3) 0.7 1.2 4.1 7.6 10.7 Plus: Depreciation & Amortization 3.2 3.0 3.1 3.2 3.3 3.4 EBITDA [1] (4.1) 3.7 4.4 7.3 10.9 14.0 FCPA Accrual Charge [2] 3.5 – – – – – Adjusted EBITDA (0.6) 3.7 4.4 7.3 10.9 14.0 FCPA Cash Settlement (Estimate) (3.5) – – – –Capital Expenditures [3] (4.6) (1.4) (1.4) (1.6) (1.9) Sale of Beijing Building, after-tax – 5.4 – – –(Increase) / Decrease in Net Working Capital (2.3) (1.5) (1.9) (1.5) (2.1) Growth Rates & Margins Revenue Growth (12.8%) 2.4% 8.2% 9.4% 9.5% 9.6% Gross Margin 49.3% 55.1% 50.0% 50.0% 49.9% 49.7% Sales & Marketing as % of Revenue 22.6% 23.7% 24.0% 23.3% 22.1% 21.2% Research & Development as % of Revenue 7.6% 8.9% 8.5% 7.9% 7.4% 7.1% General & Administrative as % of Revenue 27.8% 21.6% 16.3% 14.7% 13.5% 12.7% EBIT Margin (8.8%) 0.8% 1.3% 4.1% 6.9% 8.8% EBITDA Margin (4.9%) 4.4% 4.7% 7.2% 9.9% 11.6% Adjusted EBITDA Margin (0.7%) 4.4% 4.7% 7.2% 9.9% 11.6% Notes: 1 EBITDA is net of stock-based compensation expense of approximately $1.3mm per year from 2010 – 2014 2 Adjustment for FCPA accrual charge of $3.5mm included in 2009 G&A 3 Includes capital for new building in Shanghai of $3.7mm, $0.1mm, and $0.1mm in 2010, 2011, and 2012, respectively 4 After-tax sale proceeds of $5.7mm, adjusted for taxes assuming 12.0% tax rate and tax basis of $3.5mm

Market Trading Data for Selected Detection, Safety and Industrial Instrumentation / Sensors Companies

Company	Price 9/17/2010 ($)	% of 52 Week High (%)	Equity Value ($mm)	Enterprise Value ($mm)	EV to CY2010E Sales (x)	EV to CY2010E EBITDA (x)	EV to CY2010E EBIT (x)	EV to CY2011E Sales (x)	EV to CY2011E EBITDA (x)	EV to CY2011E EBIT (x)	P/E CY2011E (x)
Spectris	15.60	95.7	1,851	2,021	1.5	9.9	11.9	1.5	9.0	10.6	12.7
Halma	4.87	98.8	1,851	1,837	2.4	10.3	12.3	2.3	9.7	11.3	15.3
Dräger[1]	76.23	87.9	1,259	1,724	0.6	5.7	7.6	0.6	5.2	6.9	10.4
II-VI	35.60	93.9	1,129	1,024	2.7	11.8	16.3	2.3	9.5	12.7	19.2
Mine Safety Appliances	24.60	79.5	937	1,020	1.1	9.7	na	1.0	7.9	na	16.1
FARO Technologies	18.42	62.7	298	191	1.0	7.9	na	0.9	5.5	na	15.5
Measurement Specialties	17.15	90.5	252	301	1.2	7.7	13.1	1.1	5.8	9.1	10.4
High		98.8			2.7	11.8	16.3	2.3	9.7	12.7	19.2
Mean		87.0			1.5	9.0	12.2	1.4	7.5	10.1	14.2
Median		90.5			1.2	9.7	12.3	1.1	7.9	10.6	15.3
Low		62.7			0.6	5.7	7.6	0.6	5.2	6.9	10.4
Rudy (at Market Price)[2]	1.04	80.0	62	53	0.6	14.3	75.8	0.6	12.1	43.2	20.8
Rudy (at Initial Offer Price)[2]	1.45	111.5	87	78	0.9	21.1	112.0	0.8	17.9	63.9	29.0
Rudy (at Final Offer Price)[2]	1.60	123.1	97	88	1.0	23.6	125.5	1.0	20.1	71.6	32.0

Source: Company filings, IBES consensus and FactSet

Notes:

1 Dräger's share price calculated as a blended price between common and preferred shares

2 Rudy management projections used for sales, EBITDA, EBIT and EPS

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Selected Precedent Transactions

Annoucement Date	Target	Acquiror	Business of Target	Enterprise Value (US$mm)	Enterprise Value to LTM Sales (x)	Enterprise Value to LTM EBITDA (x)	Enterprise Value to LTM EBIT (x)
9/8/10	General Monitors	Mine Safety Appliances	Gas Detection	260	3.3	10.4	na
8/16/10	ICx Technologies	Flir Systems	Infrared Management Systems	231	1.4	nm	nm
5/19/10	Sperian	Honeywell	Personal Protective Equipment	1,385	1.7	13.8	20.8
1/19/10	Ahura Scientific	Thermo Fisher Scientific	Test & Measurement	145	3.2	na	na
10/1/08	LDS Test & Measurement	Spectris	Test & Measurement	86	1.1	na	8.5
7/28/08	Xantrex Programmable Power	Ametek	Power Supplies for Test Equipment	120	1.5	na	na
10/25/07	Extech Instruments	Flir Systems	Test & Measurement	40	1.0	na	na
8/13/07	Cameca	Ametek	Instrumentation/Sensors	112	na	na	na
2/9/07	Mikron Infrared	LumaSense Technologies	Instrumentation/Sensors	62	1.7	10.1	11.0
1/23/06	SwissQual	Spirent Communications	Test and Measurement	72	2.8	16.5	na
12/19/05	First Technology	Honeywell International	Gas Detection	743	2.7	13.4	31.9
8/25/05	Solartron	Ametek	Analysis and Measurement Instrumentation	75	1.5	na	na
5/23/05	UbiNetics SPG Test and Measurement	Aeroflex	Test & Measurement	84	2.4	9.6	12.0
4/18/05	Zellweger Analytics	Honeywell International	Gas Detection	na	na	na	na
6/29/04	Inet Tecchnologies	Tektronix	Test & Measurement	325	3.1	15.1	21.7
6/25/04	synOdys	American Capital	Radiation Detection Measurement	72	0.9	na	na
5/27/04	Imaging and Sensing Technology	American Capital	Equipment for Nuclear Power Plants	45	na	na	na
10/1/03	ICN Worldwide Dosimetry Services	American Capital	Radiation Dosimetry Services	49	na	na	na
High					3.3	16.5	31.9
Mean					2.0	12.7	17.7
Median					1.7	13.4	16.4
Low					0.9	9.6	8.5
Rudy (at Initial Offer Price) [1]				78	0.9	21.8	115.9
Rudy (at Final Offer Price) [1]				88	1.0	24.4	129.8

Source: Company filings, press releases and FactSet

Note:

1 LTM as of 6/30/2010

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Discounted Cash Flow Analysis Projected Fiscal Year Ending December 31, ($ in millions, unless noted) 2010 Q4 2010 2011 2012 2013 2014 EBITDA 3.7 0.0 4.4 7.3 10.9 14.0 Margin 4.4% 0.1% 4.7% 7.2% 9.9% 11.6% Less: Depreciation & Amortization (3.0) (0.8) (3.1) (3.2) (3.3) (3.4) EBIT 0.7 (0.8) 1.2 4.1 7.6 10.7 Less: Taxes (0.1) 0.0 (0.1) (1.1) (2.1) (3.0) Tax Rate 12.0% 12.0% 12.0% 28.0% 28.0% 28.0% NOPAT 0.6 (0.8) 1.1 3.0 5.5 7.7 Plus: Depreciation & Amortization 3.0 0.8 3.1 3.2 3.3 3.4 Less: Capital Expenditures (4.6) (2.1) (1.4) (1.4) (1.6) (1.9) Plus: (Increase) / Decrease in Net Working Capital (2.3) 0.8 (1.5) (1.9) (1.5) (2.1) Less: FCPA Cash Settlement (3.5) — - — - -Plus: Sale of Beijing Building — - 5.4 — - - Unlevered Free Cash Flow (6.8) (1.2) 6.7 2.8 5.6 7.1 Implied Enterprise Value ($mm) [1] Implied Equity Value per Share ($/share) [1] [2] Discount 2014E Terminal EBITDA Multiple (x) Discount 2014E Terminal EBITDA Multiple (x) Rate 8.0x 8.5x 9.0x Rate 8.0x 8.5x 9.0x 20.0% 65.3 68.5 71.8 20.0% 1.18 1.24 1.29 22.5% 60.4 63.3 66.3 22.5% 1.10 1.15 1.20 25.0% 55.9 58.6 61.3 25.0% 1.03 1.07 1.12 Notes: 1 As of 9/30/10 2 Based on management projected Balance Sheet for 9/30/10 ($(5.4) million book value of net debt & book value of minority interest) and diluted shares as of 9/7/10